                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ]  Check box if no longer  subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[ ]  Form 3 Holdings Reported
[ ]  Form 4 Transactions Reported
________________________________________________________________________________
1.   Name and Address of Reporting Person*
     Fischer,                      Stephen                  L.
________________________________________________________________________________
   (Last)                            (First)              (Middle)
     6120 S. Yale St., Suite 813
________________________________________________________________________________
                                    (Street)
     Tulsa                           OK                     74136
________________________________________________________________________________
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol
     Pease Oil and Gas Company         WPOG
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year
     December 2000
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5.   If Amendment, Date of Original (Month/Year)

________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)
     [X]  Director                             [ ]  10% Owner
     [ ]  Officer (give title below)           [ ]  Other (specify below)
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)
     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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$0.10 Par Value Common Stock            N/A          N/A               N/A       N/A    N/A           400         I       By wife
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$0.10 Par Value Common Stock          12/22/00        I*              6,900       A     N/A*       15,595         D
====================================================================================================================================
     If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).
Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

                          (Print or Type Responses)
                                                                          (Over)

FORM 5 (continued)
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
================================================================================
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Warrant to Purchase                                                              common
Common Stock       $7.50      N/A       N/A      N/A    --   02/12/96  02/12/01  stock   20,500    N/A     20,500     D
------------------------------------------------------------------------------------------------------------------------------------
Option to Purchase                                                               common
Common Stock       $0.50    11/02/00    A      5,000    --   05/02/01  12/31/03  stock    5,000      *      5,000     D
------------------------------------------------------------------------------------------------------------------------------------

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Explanation of Responses:

TABLE I:  *Represents issuance of $0.10 par value common stock to the Board of
           Directors in lieu of cash for services rendered from 8/14/99 through
           12/31/00.

TABLE II:  *Issued for services as director of Issuer.

Stephen L. Fischer
By: /s/ Patrick J. Duncan, Attorney-in-Fact
    for Stephen L. Fischer                                  January 12, 2001
---------------------------------------------            -----------------------
      Signature of Reporting Person                               Date

     Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.